Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Amendment No.2 to Form F-4 of EUROEV Holdings Limited of our report dated July 30, 2026, which includes a substantial doubt paragraph as to Aiways Automobile Europe GmbH’s ability to continue as a going concern, with respect to our audits of the financial statements of Aiways Automobile Europe GmbH as of and for the years then ended December 31, 2025 and 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
August 21, 2026	Certified Public Accountants
PCAOB ID: 1171